TELLUS ENGINEERING LTD.

WAIVER OF CONDITIONS OF CLOSING

I, , President and Chief Executive Officer of Tellus Engineering Ltd., a Hong Kong corporation (“Tellus”), pursuant to the Assignment Agreements dated as of June 12, 2012 and executed by Tellus on June 19, 2012 (the “Agreements”); DO HEREBY WAIVE the following sections of the Agreements and DO HEREBY AGREE to Closing of the transaction as of August 28, 2012.

Section 1.2.2 is waived as a condition to Closing.

Section 1.2.3 is waived as a condition to Closing.

Section 1.2.4 is waived as a condition to Closing.  One director shall be appointed and shall take the position of President, effective immediately.   W. Scott Lawler shall remain on the Board of Directors until such time as the debt settlements are negotiated that can be negotiated with the creditors and the divestiture of Fresh Traffic Group Corp. is completed.

IN WITNESS WHEREOF, Tellus has caused this Certificate to be executed on its behalf by the undersigned on and as of the 28th day of August, 2012.

TELLUS ENGINEERING  LTD.

By:  /s/ Steven Huynh
Name:  Steven Huynh
Title: Managing Director